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                     August 31, 2020

       Peter Aronstam
       Chief Financial Officer
       Immune Therapeutics, Inc.
       2431 Aloma Ave, Suite 124
       Winter Park, FL. 32792

                                                        Re: Immune
Therapeutics, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed on May 14,
2020
                                                            File No. 000-54933

       Dear Mr. Aronstam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences